Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-187470 on Form S-11 of our report dated March 27, 2014, relating to the consolidated financial statements of Cole Office & Industrial REIT (CCIT II), Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Office & Industrial REIT (CCIT II), Inc. for the period from February 26, 2013 (date of inception) to December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 4, 2015